Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 12, 2010
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM UPDATES FOURTH QUARTER EXPECTATIONS

St. Paul, Minn. (11/12/10)—Aetrium Incorporated (Nasdaq:ATRM) today announced that it expects its revenues for the fourth quarter ending on December 31, 2010 will be substantially below its earlier internal projections.  The company now expects revenues of approximately $2.0 million for the quarter as compared to $5.0 million in its most recent quarter and $2.7 million in its quarter ended December 31, 2009.

 “The anticipated sharp decrease in our revenue is a result of two separate and very singular reasons,” said John Pollock, president and chief operating officer of the company. “The first is reduced or delayed bookings from some of our customers as they adjusted their capital outlays to reflect a softer demand for their products from their customers. There has been growing speculation within the industry that a short pause in industry growth would take place in late 2010 and early 2011. A clear majority of semiconductor companies who have released third quarter results are forecasting flat to declining revenues in the fourth quarter. As a result of the anticipated slowdown in growth, our customers are reacting ever more cautiously towards the addition of new capacity. We expect the industry correction will work itself out during the current quarter and the first quarter of 2011.

“The second reason is that a previously disclosed evaluation of our new VMAX test handler by one of our largest customers has been extended. The extension of the evaluation period is primarily due to evaluation and scheduling procedures for additional applications. We now anticipate that the customer evaluation will be completed in the first quarter. The extension of the evaluation has delayed bookings of equipment that we otherwise expected to recognize as revenue this quarter.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2009.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.